Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey

Vice President of Investor Relations

ESCO Technologies Inc.

(314) 213-7277

ESCO REPORTS SECOND QUARTER FISCAL 2022 RESULTS

- Q2 GAAP EPS $0.64 and Adjusted EPS $0.65 -

- Q2 Sales increase 23.5% to $205 Million -

- $236 Million in Q2 Orders / Book-to-bill of 1.15x -

ST. LOUIS, May 9, 2022 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the second quarter ended March 31, 2022 (Q2 2022) compared to the second quarter ended March 31, 2021 (Q2 2021).

Operating Highlights

•	Q2 2022 GAAP EPS was $0.64 per share compared to $0.59 in Q2 2021. Q2 2022 Adjusted EPS increased $0.09 per share (16 percent) to $0.65 per share compared to $0.56 per share in Q2 2021.
•	Q2 2022 Sales of $204.9 million increased $39.0 million (23.5 percent) compared to Q2 2021. Organic sales increased $27.3 million (16.5 percent) and recent acquisitions contributed $11.7 million (7.0 percent) of revenue in the quarter.
•	Q2 2022 Entered Orders increased $60.2 million (34 percent) over the prior year period to $236.5 million (book-to-bill of 1.15x), resulting in record ending backlog of $671 million.
•

Net cash provided by operating activities was $23 million YTD 2022. Operating cash flow was negatively impacted by higher inventories to support record backlogs, supply chain challenges that reduced manufacturing output, and the timing of milestone payments.

•	Net debt (total borrowings less cash on hand) was $142 million, resulting in a 1.27x leverage ratio and $546 million in liquidity at March 31, 2022.

Vic Richey, Chairman and Chief Executive Officer, commented, “Our global team delivered strong orders, sales, and earnings growth in Q2, I was particularly pleased to see increased activity from our North American utility customers drive revenue growth and margin improvement in our USG segment. In A&D, it was also encouraging to see our Q2 commercial aerospace revenue at the highest level since the beginning of the pandemic. Overall, the combination of meaningful organic growth and the contribution of recent acquisitions helped us deliver record Q2 revenue of $205 million and 16 percent growth in Adjusted EPS.

“The quarter was not without its challenges, as supply chain issues and wage and material cost inflation continue to present headwinds. Our teams continue to work diligently to navigate supply chain issues and implement price increases to offset the impacts of inflation. These actions enabled us to exceed earnings expectations in the quarter. It is through the hard work and dedication of our employees that we were able overcome these economic disruptions to support our customers and deliver meaningfully improved operating results.

“We continue to see strong entered orders across our commercial aerospace, electric utility, renewables and Test end-markets. Our year-to-date orders of $461 million are up 38% over the prior year, resulting in record backlog which gives us confidence in our ability to deliver our stated revenue and earnings goals for 2022. Our end-market exposure is favorable and we are well-positioned to deliver profitable long-term growth and shareholder value as market demand continues to recover.

Segment Performance

Aerospace & Defense (A&D)

•	Sales increased $2.3 million (3 percent) to $84.8 million in Q2 2022 from $82.5 million in Q2 2021. Commercial aerospace sales increased $7.2 million (30 percent) to $31 million, partially offset by lower Navy and industrial sales at VACCO compared to the prior year quarter.
•	EBIT decreased $2.7 million in Q2 2022 to $14.3 million from $17.0 million in Q2 2021. Adjusted EBIT decreased $2.5 million in Q2 2022 to $14.5 million (17.1 percent margin) from $17.0 million (20.7 percent margin) in Q2 2021. The decrease in margin was driven by lower revenue at VACCO and unfavorable product mix in the aerospace business. We expect A&D’s continuing order strength and record backlog to drive revenue growth and margin expansion in the second half of the year.
•	Entered Orders were $95 million in Q2 2022 (book-to-bill of 1.11x) compared to $88 million in Q2 2021. The order strength was driven by the continuing recovery of commercial aerospace, the 737 production ramp, increased MRO activity, and business jet orders. The 7 percent increase in orders over the prior year quarter resulted in ending backlog of $397 million.

Utility Solutions Group (USG)

•	Sales increased $24.6 million (62 percent) to $64.2 million in Q2 2022 from $39.6 million in Q2 2021. Doble organic sales increased $12.4 million (39.0 percent) as demand from North American utility customers rebounded sharply. In addition, Phenix and Altanova contributed $10.4 million in revenue and NRG sales increased $1.8 million (23 percent) as the strength in the renewables end-market continues.
•	EBIT increased $4.6 million in Q2 2022 to $11.3 million from $6.7 million in Q2 2021. Adjusted EBIT increased $5.8 million in Q2 2022 to $11.3 million (17.7 percent margin) from $5.5 million (13.8 percent margin) in Q2 2021. The margin increase was primarily driven by leverage on higher revenue and price increases, partially offset by wage and material cost inflation and expenses related to the return of trade shows and customer events.
•	Entered Orders were $86 million in Q2 2022 (book-to-bill of 1.35x). Orders increased $43 million (98 percent) over the prior year quarter and resulted in ending backlog of $117 million. Doble core electric utility orders increased $27 million (76 percent) reflecting broad strength across the product portfolio, including a large long-term contract for upgraded Doble Universal Controller™ (DUC) hardware and service, protection testing orders, and service contract renewals. Phenix and Altanova added $13 million, and NRG renewables orders increased $3 million (40 percent) compared to the prior year.

Test

•	Sales increased $12.1 million (28 percent) to $55.9 million in Q2 2022 from $43.8 million in Q2 2021, due to increased volume related to medical shielding, power filters, and test and measurement projects in the U.S and China.
•	EBIT increased $2.8 million in Q2 2022 to $8.5 million (15.2 percent margin) from $5.7 million (13.0 percent margin) in Q2 2021. The increase in profitability was driven by higher volume and price increases, which more than offset material cost and wage inflation.
•	Entered Orders were $55 million in Q2 2022 (book-to-bill of .99x) compared to $44 million in Q2 2021. The order growth was driven by domestic medical shielding and global demand for test and measurement projects. The $11 million (25 percent) increase in Q2 2022 orders resulted in an ending backlog of $157 million.

Share Repurchase Program

As previously announced in our August 9, 2021 press release, the Company’s Board of Directors approved a new stock repurchase program. During Q2 2022, the Company repurchased approximately 113,000 shares for $8 million. As of March 31, 2022, the Company has repurchased approximately 229,000 shares for $18 million.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on July 19, 2022 to stockholders of record on July 5, 2022.

Board of Directors

Effective May 4, 2022, the Company added an additional independent director, Janice L. Hess, to the Company’s Board of Directors. She was also named to the Nominating and Corporate Governance Committee of the Board of Directors.

Since 2014, Ms. Hess has been the President of the Engineered Systems Segment (ESS) and Teledyne Brown Engineering of Teledyne Technologies Incorporated (NYSE:TDY), a diversified multinational company which provides enabling technologies for industrial growth markets that require advanced technology and high reliability. She has full responsibility for ESS strategic positioning, growth, and profitability. Serving energy, space, maritime, and defense markets, ESS designs, develops and delivers a diverse array of advanced technology-driven solutions, systems, products, and services for complex and harsh environments. She previously served in a number of positions of increasing financial, operational, and executive responsibility with Teledyne from 2000 to 2014, including as ESS’s Executive Vice President and Chief Financial Officer.

She was selected to serve on the Company’s Board on the basis of her four decades of operational, financial, and leadership experience, her commitment to continuous improvement, and her performance in growing traditional, adjacent, and emerging markets similar to those served by the Company, which will enable her to assist the Board in guiding Company strategy at the highest level.

Ms. Hess has a BSBA in Accounting from Auburn University. She holds a Certificate in Management from the University of Virginia’s Darden Graduate School of Business, as well as a professional designation in Advanced Government Contracting. She is a Certified Public Accountant in Alabama (inactive) and a graduate of Leadership Alabama.

Business Outlook – 2022

Management’s expectations for 2022 remain consistent with the details outlined in our November 18, 2021 release.  Our 2022 guidance represents meaningful growth in sales, Adjusted EBIT, and Adjusted EBITDA across each of the Company’s business segments.

Our year-to-date results have generally matched our expectations as presented in November. Consistent with prior years and our November guidance, our revenue and earnings will be more second half weighted and reflect a significant ramp compared to the first half of the year. With solid backlog driving revenue growth and improving margins, we are on track to deliver our stated goal for the year of adjusted earnings per share in the range of $3.10 to $3.20. Our expectation is for Q3 Adjusted EPS in the range of  $0.84 to $0.91 per share, representing growth of 25 to 35 percent over the prior year.

Conference Call

The Company will host a conference call today, May 9, at 4:00 p.m. Central Time, to discuss the Company’s Q2 2022 results. A live audio webcast and an accompanying slide presentation will be available on the Company’s website at https://investor.escotechnologies.com. A replay of the conference call will be available on the Company’s website noted above or by phone (dial 1-855-859-2056 and enter the pass code 9495619).

Forward-Looking Statements

Statements in this press release regarding the timing and magnitude of recovery in the Company’s end markets, the continuing impacts of COVID-19 on the Company’s results, sales, Adjusted SG&A, Adjusted EBIT, Adjusted EBITDA, Adjusted EPS, cash flow, results of cost reduction efforts, margins, growth, the financial success of the Company, the strength of its end markets, the outlook for the A&D, Test and USG segments, the ability to increase shareholder value, the timing and success of acquisition efforts, internal investments in new products and solutions, the impacts of inflation, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021; the availability and acceptance of viable COVID-19 vaccines by enough of the U.S. and world’s population to curtail the pandemic; the continuing impact of the COVID-19 pandemic and the effects of known or unknown COVID-19 variants including labor shortages, facility closures, shelter in place policies or quarantines, material shortages, transportation delays, termination or delays of Company contracts, and the inability of our suppliers or customers to perform; the impacts of Executive Order 14042 and other vaccine mandates on our employees and businesses; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; the timing and content of future contract awards or customer orders; the appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts or orders; weakening of economic conditions in served markets; the success of the Company’s competitors; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; the success of the Company’s acquisition efforts; delivery delays or defaults by customers; performance issues with key customers, suppliers and subcontractors; changes in the costs and availability of certain raw materials; labor disputes; changes in U.S. tax laws and regulations; other changes in laws and regulations including but not limited to changes in accounting standards and foreign taxation; changes in interest rates; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the integration of recently acquired businesses.

Non-GAAP Financial Measures

The financial measures EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBIT” and “Adjusted EBITDA” as excluding the net impact of the items described in the attached Reconciliation of Non-GAAP Financials Measures, and “Adjusted EPS” as GAAP earnings per share (EPS) excluding the net impact of the items described and reconciled in the attached Reconciliation of Non-GAAP Financial Measures, which were ($0.01) per share in Q2 2022.

EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO, headquartered in St. Louis, Missouri: Manufactures highly-engineered filtration and fluid control products for the aviation, Navy, space and process markets worldwide, as well as composite-based products and solutions for Navy, defense and industrial customers; is the industry leader in RF shielding and EMC test products; and provides diagnostic instruments, software and services for the benefit of industrial power users and the electric utility and renewable energy industries. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31, 2022		Three Months Ended March 31, 2021
Net Sales	$204,928		165,894
Cost and Expenses:
Cost of sales	128,375		103,553
Selling, general and administrative expenses	47,959		38,746
Amortization of intangible assets	6,510		4,917
Interest expense	1,020		432
Other (income) expenses, net	(604)		(1,903)
Total costs and expenses	183,260		145,745

Earnings before income taxes	21,668		20,149
Income tax expense	5,085		4,745

Net earnings	$16,583		15,404

Diluted EPS:
Diluted - GAAP
Net earnings	$0.64		0.59

Diluted - As Adjusted Basis
Net earnings	$0.65	(1)	0.56	(2)

Diluted average common shares O/S:	26,045		26,201

(1)	Q2 2022 Adjusted EPS excludes $0.01 per share of after-tax charges associated with the NEco acquisition inventory step-up charge and Corporate acquisition related costs.
(2)	Q2 2021 Adjusted EPS excludes $0.03 per share of after-tax income associated with the final settlement from the sale of the Doble Watertown facility partially offset by charges related to the Doble Manta facility consolidation.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Six Months Ended March 31, 2022		Six Months Ended March 31, 2021
Net Sales	$381,938		328,568
Cost and Expenses:
Cost of sales	236,680		203,175
Selling, general and administrative expenses	94,594		79,746
Amortization of intangible assets	12,977		9,865
Interest expense	1,753		973
Other (income) expenses, net	(571)		(1,880)
Total costs and expenses	345,433		291,879

Earnings before income taxes	36,505		36,689
Income tax expense	8,398		8,467

Net earnings	$28,107		28,222

Diluted EPS:
Diluted - GAAP
Net earnings	$1.08		1.08

Diluted - As Adjusted Basis
Net earnings	$1.11	(1)	1.08	(2)

Diluted average common shares O/S:	26,098		26,192

(1)	YTD Q2 2022 Adjusted EPS excludes $0.03 per share of after-tax charges associated with the Altanova & NEco acquisition inventory step-up charges and Corporate acquisition related costs.
(2)	YTD Q2 2021 Adjusted EPS excludes after-tax income associated with the final settlement from the sale of the Doble Watertown facility offset by charges related to the Doble Manta facility consolidation and ATM acquisition inventory step-up.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	Q2 2022	Q2 2021	Q2 2022	Q2 2021
Net Sales
Aerospace & Defense	$84,821	82,528	84,821	82,528
USG	64,191	39,555	64,191	39,555
Test	55,916	43,811	55,916	43,811
Totals	$204,928	165,894	204,928	165,894

EBIT
Aerospace & Defense	$14,349	17,006	14,489	17,046
USG	11,314	6,725	11,331	5,461
Test	8,494	5,688	8,494	5,688
Corporate	(11,469)	(8,838)	(11,344)	(8,548)
Consolidated EBIT	22,688	20,581	22,970	19,647
Less: Interest expense	(1,020)	(432)	(1,020)	(432)
Less: Income tax expense	(5,085)	(4,745)	(5,150)	(4,530)
Net earnings	$16,583	15,404	16,800	14,685

Note 1: Adjusted net earnings were $16.8 million in Q2 2022 which excludes $0.01 per share of after-tax charges associated with the NEco acquisition inventory step-up charge and Corporate acquisition related costs.

Note 2: Adjusted net earnings were $14.7 million in Q2 2021 which excludes $0.03 per share of after-tax income associated with the final settlement from the sale of the Doble Watertown facility partially offset by charges related to the Doble Manta facility consolidation.

EBITDA Reconciliation to Net earnings:			Adjusted	Adjusted
	Q2 2022	Q2 2021	Q2 2022	Q2 2021
Consolidated EBITDA	$34,808	30,684	35,090	29,750
Less: Depr & Amort	(12,120)	(10,103)	(12,120)	(10,103)
Consolidated EBIT	22,688	20,581	22,970	19,647
Less: Interest expense	(1,020)	(432)	(1,020)	(432)
Less: Income tax expense	(5,085)	(4,745)	(5,150)	(4,530)
Net earnings	$16,583	15,404	16,800	14,685

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited)

(Dollars in thousands)

	GAAP		As Adjusted
	YTD Q2	YTD Q2	YTD Q2	YTD Q2
	2022	2021	2022	2021
Net Sales
Aerospace & Defense	$155,065	149,144	155,065	149,144
USG	127,676	94,095	127,676	94,095
Test	99,197	85,329	99,197	85,329
Totals	$381,938	328,568	381,938	328,568

EBIT
Aerospace & Defense	$24,304	25,266	24,639	25,626
USG	24,705	19,456	25,172	18,842
Test	12,459	11,030	12,459	11,030
Corporate	(23,210)	(18,090)	(22,905)	(17,740)
Consolidated EBIT	38,258	37,662	39,365	37,758
Less: Interest expense	(1,753)	(973)	(1,753)	(973)
Less: Income tax	(8,398)	(8,467)	(8,653)	(8,489)
Net earnings	$28,107	28,222	28,959	28,296

Note 1: Adjusted net earnings were $29.0 million in YTD Q2 2022 which excludes $0.03 per share of after-tax charges associated with the Altanova & NEco acquisition inventory step-up charges and Corporate acquisition related costs.

Note 2: Adjusted net earnings were $28.3 million in YTD Q2 2021 which excludes income from the final settlement on the sale of the Doble Watertown facility offset by charges related to the Doble Manta facility consolidation and ATM acquisition inventory step-up.

EBITDA Reconciliation to Net earnings:			Adjusted	Adjusted
	YTD Q2	YTD Q2	YTD Q2	YTD Q2
	2022	2021	2022	2021
Consolidated EBITDA	$62,550	57,777	63,657	57,873
Less: Depr & Amort	(24,292)	(20,115)	(24,292)	(20,115)
Consolidated EBIT	38,258	37,662	39,365	37,758
Less: Interest expense	(1,753)	(973)	(1,753)	(973)
Less: Income tax expense	(8,398)	(8,467)	(8,653)	(8,489)
Net earnings	$28,107	28,222	28,959	28,296

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	March 31, 2022	September 30, 2021
Assets
Cash and cash equivalents	$54,324	56,232
Accounts receivable, net	140,497	146,341
Contract assets	111,453	93,771
Inventories	175,152	147,148
Other current assets	31,972	22,662
Total current assets	513,398	466,154
Property, plant and equipment, net	156,963	154,265
Intangible assets, net	407,203	409,250
Goodwill	508,406	504,853
Operating lease assets	30,139	31,846
Other assets	9,677	10,977
	$1,625,786	1,577,345

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$20,000	20,000
Accounts payable	71,811	56,669
Contract liabilities	108,629	106,045
Other current liabilities	77,355	92,281
Total current liabilities	277,795	274,995
Deferred tax liabilities	82,187	73,560
Non-current operating lease liabilities	26,302	28,032
Other liabilities	42,329	47,062
Long-term debt	176,000	134,000
Shareholders' equity	1,021,173	1,019,696
	$1,625,786	1,577,345

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Six Months Ended March 31, 2022	Six Months Ended March 31, 2021
Cash flows from operating activities:
Net earnings	$28,107	28,222
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	24,292	20,115
Stock compensation expense	3,428	2,745
Changes in assets and liabilities	(41,451)	9,179
Gain on sale of building and land	0	(1,950)
Effect of deferred taxes	8,627	(989)
Net cash provided by operating activities	23,003	57,322

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(15,592)	(6,684)
Capital expenditures	(20,715)	(13,153)
Additions to capitalized software	(4,727)	(3,973)
Proceeds from sale of building and land	0	1,950
Net cash used by investing activities	(41,034)	(21,860)

Cash flows from financing activities:
Proceeds from long-term debt	88,000	34,000
Principal payments on long-term debt and short-term borrowings	(46,000)	(74,368)
Dividends paid	(4,150)	(4,167)
Purchases of common stock into treasury	(17,878)	0
Other	(2,719)	0
Net cash provided (used) by financing activities	17,253	(44,535)

Effect of exchange rate changes on cash and cash equivalents	(1,130)	2,166

Net (decrease) increase in cash and cash equivalents	(1,908)	(6,907)
Cash and cash equivalents, beginning of period	56,232	52,560
Cash and cash equivalents, end of period	$54,324	45,653

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Other Selected Financial Data (Unaudited)

(Dollars in thousands)

Backlog And Entered Orders - Q2 2022	Aerospace & Defense	USG	Test	Total
Beginning Backlog - 1/1/22	$387,173	94,382	157,844	639,399
Entered Orders	94,550	86,485	55,443	236,478
Sales	(84,821)	(64,191)	(55,916)	(204,928)
Ending Backlog - 3/31/22	$396,902	116,676	157,371	670,949

Backlog And Entered Orders - YTD Q2 2022	Aerospace & Defense	USG	Test	Total
Beginning Backlog - 10/1/21	$367,216	91,631	133,176	592,023
Entered Orders	184,751	152,721	123,392	460,864
Sales	(155,065)	(127,676)	(99,197)	(381,938)
Ending Backlog - 3/31/22	$396,902	116,676	157,371	670,949

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – Q2 2022
EPS – GAAP Basis – Q2 2022	$0.64
Adjustments (defined below)	0.01
EPS – As Adjusted Basis – Q2 2022	$0.65

Adjustments exclude $0.01 per share consisting of NEco acquisition inventory step-up charges and Corporate related acquisition costs in the second quarter of 2022. The $0.01 of EPS adjustments per share consists of $282K of pre-tax charges offset by $65K of tax benefit for net impact of $217K.

EPS – Adjusted Basis Reconciliation – Q2 2021
EPS GAAP Basis – Q2 2021	$0.59
Adjustments (defined below)	(0.03)
EPS – As Adjusted Basis – Q2 2021	$0.56

Adjustments exclude $0.03 per share consisting of income associated with the final settlement from the sale of the Doble Watertown facility partially offset by charges related to the Doble Manta facility consolidation in the second quarter of 2021. The $0.03 of EPS adjustments per share consists of $934K of pre-tax income offset by $215K of tax expense for net impact of $719K.

EPS – Adjusted Basis Reconciliation – YTD Q2 2022
EPS – GAAP Basis – YTD Q2 2022	$1.08
Adjustments (defined below)	0.03
EPS – As Adjusted Basis – YTD Q2 2022	$1.11

Adjustments exclude $0.03 per share consisting of Altanova & NEco acquisition inventory step-up charges and Corporate related acquisition costs in the first six months of 2022. The $0.03 of EPS adjustments per share consists of $1,107K of pre-tax charges offset by $255K of tax benefit for net impact of $852K.